Exhibit 99.1

Invesco Mortgage Capital Announces Appointment to Board of Directors

Investor Relations Contact: Greg Seals, 404-439-3323

Atlanta - June 24, 2024 -- Invesco Mortgage Capital Inc. (the “Company”) (NYSE: IVR) announced today that W. Wesley McMullan will join its Board of Directors effective as of the date hereof. Mr. McMullan, age 61, served as the President and CEO of the Federal Home Loan Bank of Atlanta (“FHLBank Atlanta”), a government-sponsored enterprise, from 2010 until his retirement in 2021, concluding a 33-year career at FHLBank Atlanta in significant leadership capacities. His expertise encompasses a broad range of financial disciplines, including banking, MBS and mortgage-related assets, SEC regulatory compliance, asset and liability management, portfolio management, derivatives, and financial operations/systems integration. Mr. McMullan will also join the Audit, Compensation, and Nomination and Corporate Governance committees of the Company’s Board of Directors.

“We are thrilled to have Wes join our Board,” said John Day, Chair of the Company’s Board of Directors. “His 33 years of experience with the Federal Home Loan Bank of Atlanta, including 11 years as CEO, will allow him to have an immediate and positive contribution to the Board. His experience trading and managing mortgage-backed securities and mortgage-related assets and the related risk management and hedging strategies during various economic cycles will bring significant contributions, oversight and perspectives to our current strategic focus and core portfolio.”

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that primarily focuses on investing in, financing and managing mortgage-backed securities and other mortgage-related assets. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management firm. Additional information is available at www.invescomortgagecapital.com.